Exhibit (d)(20)

Schedule A

to the

Sub-Advisory Agreement

between

AdvisorShares Investments, LLC

and

AthenaInvest Advisors, LLC

As of July 1, 2013

Amended February 18, 2014

ADVISORSHARES TRUST

AdvisorShares Athena International Bear ETF

AdvisorShares Athena High Dividend ETF

Agreed and Accepted:

AdvisorShares Investments, LLC	AthenaInvest Advisors, LLC

By: /s/ Dan Ahrens____________________	By: /s/ C. Thomas Howard______________
Name: Dan Ahrens______________________	Name: C. Thomas Howard ________________
Title: Managing Director	Title: Chief Executive Officer